Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Medicis Pharmaceutical Corporation Amended and Restated 2006 Incentive Award Plan and to the incorporation by reference therein of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities Exchange Commission.
/s/ ERNST & YOUNG LLP
Phoenix, Arizona
August 9, 2011